EXHIBIT 99.3






                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of
Nooney Income Fund Ltd. II, L.P.:


We have audited the accompanying balance sheet of Nooney Income Fund Ltd. II, L.P. (a Missouri limited partnership) as of December 31, 2000, and the related statement of operations, partners' equity (deficit) and cash flows for the year ended December 31, 2000. Our audit also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. The financial statements of Nooney Income Fund Ltd. II, L.P. as of December 31, 1999 and 1998, were audited by other auditors whose report dated February 22, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney Income Fund Ltd. II, L.P. as of December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.






St. Louis, Missouri,
   January 26, 2001

                        NOONEY INCOME FUND LTD. II, L.P.
                        --------------------------------
                             (A Limited Partnership)


                 BALANCE SHEETS AS OF DECEMBER 31, 2000 AND 1999
                 -----------------------------------------------

                                                        2000           1999
                                                    ------------   ------------

                                     ASSETS
                                     ------

CASH AND CASH EQUIVALENTS                           $  1,667,825   $  1,190,211
                                                    ------------   ------------
ACCOUNTS RECEIVABLE (net of allowance of $326,163
  in 2000 and $273,506 in 1999)                          255,232        257,599
                                                    ------------   ------------

PREPAID EXPENSES AND OTHER ASSETS                         26,235         24,430
                                                    ------------   ------------
INVESTMENT PROPERTY:
   Land                                                2,618,857      2,618,857
   Buildings and improvements                         14,438,993     13,997,112
                                                    ------------   ------------
                                                      17,057,850     16,615,969

   Less-  Accumulated depreciation                    (5,647,553)    (5,162,333)
                                                    ------------   ------------
                                                      11,410,297     11,453,636

   Investment property held for sale                   2,804,205      2,860,890
                                                    ------------   ------------
                                                      14,214,502     14,314,526
                                                    ------------   ------------

DEFERRED EXPENSES, net                                   333,049        321,834
                                                    ------------   ------------
           Total assets                             $ 16,496,843   $ 16,108,600
                                                    ============   ============

                        LIABILITIES AND PARTNERS' EQUITY
                        --------------------------------

LIABILITIES:
   Accounts payable and accrued expenses            $    143,544   $    174,137
   Accrued real estate taxes                             491,547        485,507
   Refundable tenant deposits                            278,562        250,231
   Mortgage note payable                               6,756,201      6,871,246
                                                    ------------   ------------
           Total liabilities                           7,669,854      7,781,121
                                                    ------------   ------------
PARTNERS' EQUITY (DEFICIT):
   General partners                                     (125,594)      (130,589)
   Limited partners (19,221 units issued and
     outstanding)                                      8,952,583      8,458,068
                                                    ------------   ------------
           Total partners' equity                      8,826,989      8,327,479
                                                    ------------   ------------
           Total liabilities and partners' equity   $ 16,496,843   $ 16,108,600
                                                    ============   ============



      The accompanying notes are an integral part of these balance sheets.

                        NOONEY INCOME FUND LTD. II, L.P.
                        --------------------------------
                             (A Limited Partnership)


                            STATEMENTS OF OPERATIONS
                            ------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------


                                                              2000        1999        1998
                                                           ----------  ----------  ----------

REVENUES:
   Rental and other income                                 $4,065,884  $3,723,962  $3,680,649
   Interest                                                     4,666       4,055        --
                                                           ----------  ----------  ----------
           Total revenues                                   4,070,550   3,728,017   3,680,649
                                                           ----------  ----------  ----------
EXPENSES:
   Interest                                                   617,879     554,283     584,329
   Depreciation and amortization                              836,454     765,982     755,447
   Real estate taxes                                          564,278     544,192     534,592
   Property management fees - related party                   241,121     216,862     215,198
   Repairs and maintenance                                    384,387     442,418     334,606
   Professional services                                      354,911     380,102     135,134
   Other operating expenses (includes $40,000 in
     each year to related party)                              572,010     759,242     757,247
                                                           ----------  ----------  ----------
           Total expenses                                   3,571,040   3,663,081   3,316,553
                                                           ----------  ----------  ----------
           Net income                                      $  499,510  $   64,936  $  364,096
                                                           ==========  ==========  ==========
NET INCOME ALLOCATION:
   General partners                                        $    4,995  $      649  $   21,480
                                                           ==========  ==========  ==========

   Limited partners                                        $  494,515  $   64,287  $  342,616
                                                           ==========  ==========  ==========
LIMITED PARTNERS DATA:
   Net income per unit                                     $    25.73  $     3.34  $    17.83
                                                           ==========  ==========  ==========

   Cash distributions - investment income per unit         $     --    $     --    $    17.83
                                                           ==========  ==========  ==========

   Cash distributions - return of capital per unit         $     --    $     --    $     0.92
                                                           ==========  ==========  ==========

   Weighted average limited partnership units outstanding      19,221      19,221      19,221
                                                           ==========  ==========  ==========


        The accompanying notes are an integral part of these statements.

                        NOONEY INCOME FUND LTD. II, L.P.
                        --------------------------------
                             (A Limited Partnership)


                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
                    ----------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------



                                  Limited       General
                                  Partners      Partners       Total
                                 -----------   -----------   -----------

PARTNERS' EQUITY (DEFICIT),
  December 31, 1997              $ 8,411,559   $  (130,672)  $ 8,280,887

   Net income                        342,616        21,480       364,096
   Cash distributions               (360,394)      (22,046)     (382,440)
                                 -----------   -----------   -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 1998                8,393,781      (131,238)    8,262,543

   Net income                         64,287           649        64,936
                                 -----------   -----------   -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 1999                8,458,068      (130,589)    8,327,479

   Net income                        494,515         4,995       499,510
                                 -----------   -----------   -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 2000              $ 8,952,583   $  (125,594)  $ 8,826,989
                                 ===========   ===========   ===========




        The accompanying notes are an integral part of these statements.

                        NOONEY INCOME FUND LTD. II, L.P.
                        --------------------------------
                             (A Limited Partnership)


                            STATEMENTS OF CASH FLOWS
                            ------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------


                                                          2000          1999          1998
                                                      -----------   -----------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                         $   499,510   $    64,936   $   364,096
   Adjustments to reconcile net income to net cash
     provided by operating activities-
       Depreciation                                       726,439       677,201       660,875
       Amortization of deferred expenses                  110,015        88,781        94,572
       Net changes in accounts affecting operations-
         Accounts receivable                                2,367       (52,276)      (52,373)
         Prepaid expenses                                  (1,805)       (2,925)       (4,453)
         Deferred expenses                               (121,230)     (129,810)     (104,353)
         Accounts payable and accrued expenses            (30,593)       14,076      (320,548)
         Accrued real estate taxes                          6,040       (14,221)      (57,174)
         Refundable tenant deposits                        28,331        38,444        63,013
                                                      -----------   -----------   -----------
           Net cash provided by operating activities    1,219,074       684,206       643,655
                                                      -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net additions to investment property                  (626,415)     (618,970)     (289,092)
                                                      -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash distributions to partners                            --            --        (382,440)
   Mortgage principal payments                           (115,045)     (124,630)     (100,656)
                                                      -----------   -----------   -----------
           Net cash used in financing activities         (115,045)     (124,630)     (483,096)
                                                      -----------   -----------   -----------
           Net increase (decrease) in cash and cash
             equivalents                                  477,614       (59,394)     (128,533)

CASH AND CASH EQUIVALENTS, beginning of year            1,190,211     1,249,605     1,378,138
                                                      -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of year                $ 1,667,825   $ 1,190,211   $ 1,249,605
                                                      ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for interest           $   617,879   $   590,980   $   537,963
                                                      ===========   ===========   ===========


        The accompanying notes are an integral part of these statements.

                        NOONEY INCOME FUND LTD. II, L.P.
                        --------------------------------
                             (A Limited Partnership)


                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                        DECEMBER 31, 2000, 1999 AND 1998
                        --------------------------------


1.  BUSINESS:
    --------

Nooney Income Fund Ltd. II, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 13, 1985, for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties.

The Partnership's portfolio is comprised of a 24% undivided interest in an office complex in Leawood, Kansas (Leawood Fountain Plaza); an office warehouse in Mundelein, Illinois (Tower Industrial Building); a single story office building in Palatine, Illinois (Countryside Office Park, formerly Countryside Executive Center); an office/warehouse/showroom facility in Cincinnati, Ohio (Northeast Commerce Center); and an office complex in Cincinnati, Ohio (NorthCreek Office Park). The proportionate share of these properties owned by the Partnership generated 8.6%, 5.5%, 38.1%, 11.9% and 35.9% of rental and other income, respectively, for the year ended December 31, 2000. Effective October 1, 1998, the property known as Countryside Executive Center was renamed Countryside Office Park.

It is management's intent to sell Countryside Office Park (Countryside) as soon as practicable because of local market conditions, tax burdens and other factors related specifically to this property.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    ------------------------------------------

Basis of Presentation
---------------------

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The Partnership's financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Partnership's properties are managed by American Spectrum Midwest, Inc., a wholly owned subsidiary of CGS Real Estate Company (CGS). Nooney Investors, Inc., a general partner in the Partnership, is a wholly owned subsidiary of S-P Properties, Inc. S-P Properties, Inc. is a wholly owned subsidiary of CGS.

In September 1999, Nooney Investors, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $241,121, $216,862 and $215,198 for the years ended December 31, 2000, 1999 and 1998, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $40,000 in 2000, 1999 and 1998 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

Cash and Cash Equivalents
-------------------------

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents. Cash and cash equivalents include $278,562 and $250,231 of restricted cash at December 31, 2000 and 1999, respectively. Restricted cash represents deposits paid by tenants.

Investment Property
-------------------

Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Buildings and improvements are depreciated over their estimated useful lives (30 years) using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis.

Property held for sale is recorded at the lower of carrying amount or fair value less cost to sell. If events or changes in circumstances indicate that the property may be impaired, management compares the carrying amount to the fair value less cost to sell and the held for sale property is written down if necessary.

Deferred Expenses
-----------------

Deferred expenses consist primarily of lease fees which are amortized over the terms of their respective leases.

Revenue Recognition and Rent Concessions
----------------------------------------

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues on the straight-line method over the terms of the leases. Certain lease agreements provide for rent concessions. Accrued rent concessions included in accounts receivable were $191,000 and $145,000 at December 31, 2000 and 1999, respectively.

Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

Repairs and Maintenance
-----------------------

Expenditures for ordinary repair and maintenance costs are charged to expense as incurred. Significant expenditures for improvements, renovations and replacements related to the acquisition and improvement of real estate assets are capitalized at cost and depreciated over their estimated useful lives.

Distributions and Allocations
-----------------------------

Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to the limited partners; (2) 9% to the individual general partners as their annual Partnership Management Fee; and (3) 1% to the individual general partners.

In the event it is determined after the close of a fiscal year that the limited partners have not received their 7-1/2% noncumulative preference as defined in the Partnership Agreement, then the individual general partners return to the Partnership a portion of their distributions received as their 9% annual Partnership Management Fee until the limited partners have received their 7-1/2% noncumulative preference. The individual general partners are not required to return any amount in excess of one-half of the 9% Partnership Management Fee received. If Net Operating Cash Income for any fiscal year is not sufficient to pay the limited partners any portion of their 7-1/2% noncumulative preference, the unpaid amount does not accrue to future fiscal years. The annual Partnership Management Fee is a cumulative preference. The preferential return can be distributed only through cash distributed as a result of a Major Capital Event (as defined) or cash distributed upon dissolution of the Partnership. Such preferred distribution is only allowed after the general and limited partners receive amounts equal to their adjusted capital accounts and the limited partners receive an 11% cumulative return.

For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount equal to the annual Partnership Management Fee distributed to the individual general partners during the period; then, the remainder is allocated 1% to the individual general partners and 99% pro rata to the limited partners based upon the relationship of original capital contributions of the limited partners.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

Recent Accounting Pronouncements
--------------------------------

The Partnership adopted SFAS No. 130, Reporting Comprehensive Income, which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and comprehensive income are the same.

SFAS No. 133,  Accounting for Derivative  Instruments  and Hedging  Activity and
SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities, provides standards for the recognition and measurement of derivative and hedging activities. It requires that derivatives be recorded on the balance sheet at fair value and establishes criteria for hedges of changes in the fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments and certain other items. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income depending on whether it is an effective part of a hedged transaction. The adoption of SFAS No. 133 and SFAS No. 138 did not have an effect on the financial statements.

3.  MORTGAGE NOTE PAYABLE:
    ---------------------

Mortgage note payable at December 31 consists of the following:

                                                            2000         1999
                                                         ----------   ----------

Note payable to bank,  principal of $9,587, and
  interest due monthly at the bank's prime rate
  (9.50% at December 31, 2000) plus .75%, maturing
  December 28, 2002                                      $6,756,201   $6,871,246
                                                         ==========   ==========

The mortgage note is collateralized by deeds of trust and assignment of rents on investment property (Countryside, Northeast Commerce Center and NorthCreek Office Park) with a net book value of $12,561,000 at December 31, 2000. The mortgage note agreement provides for a 3.25% interest rate on outstanding principal if a compensating balance is maintained during the immediately preceding month. During 2000, 1999 and 1998, the Partnership decreased interest expense by approximately $75,000, $59,000 and $64,000, respectively, as a result of the compensating balance clause.

Principal payments required are as follows:

          2001                                         $   132,000
          2002                                           6,624,201
                                                       -----------
                     Total                             $ 6,756,201
                                                       ===========

In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities as the present value of expected cash flows. The carrying amount equals its estimated fair value due to the variable nature of the debt and the terms are consistent with those the Partnership could currently obtain.

4.  RENTAL REVENUES UNDER OPERATING LEASES:
    --------------------------------------

Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 2000, are as follows:

          2001                                         $ 3,385,000
          2002                                           2,562,000
          2003                                           1,786,000
          2004                                             866,000
          2005                                             439,000
          Thereafter                                       274,000
                                                       -----------
                     Total                             $ 9,312,000
                                                       ===========

In addition, certain lease agreements require tenant participation in certain operating expenses. Tenant participation in expenses included in revenues approximated $160,000, $45,000 and $61,000 for the years ended December 31, 2000, 1999 and 1998.

5.  FEDERAL INCOME TAX STATUS:
    -------------------------

The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd. II, L.P. is considered a partnership for income tax purposes.

During the year, there are certain expenses that are not deductible for tax purposes or there may be a timing difference between their deductibility for financial statement and income tax purposes. Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the write-down of investment property are not recognized for income tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                                                 Financial            Income
                                                 Statement             Tax
                                               ------------        ------------
2000:
   Net income                                  $    499,510        $    557,276
   Partners' equity                               8,826,989          13,735,652

1999:
   Net income (loss)                           $     64,936        $   (145,635)
   Partners' equity                               8,327,479          13,178,376

1998:
   Net income (loss)                           $    364,096        $     (5,791)
   Partners' equity                               8,262,543          13,324,011

6.  MAJOR TENANT:
    ------------

A substantial amount of the Partnership's revenue in 1999 was derived from one major tenant whose rental amounted to approximately $405,000, or 11% of total revenues. A substantial amount of the Partnership's revenue in 1998 was derived from two major tenants whose rentals amounted to approximately $427,000 and $367,000 or 11.6% and 10.0%, respectively, of total revenues.

7.  PENDING TRANSACTION:
    -------------------

CGS is continuing the process of developing a plan pursuant to which the properties owned by the Partnership would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that CGS would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system. The transaction is subject to the approval of the limited partners of the Registrant and portions of the other partnerships. The Registrant has filed a Registration Statement on Form S-4 relating to the solicitation of consents with the Security and Exchange Commission.

8.  BUSINESS SEGMENTS:
    -----------------

The Partnership has five reportable operating segments: Leawood Fountain Plaza, Tower Industrial, Countryside Office Park, Northeast Commerce Center and NorthCreek Office Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

     (In Thousands)                         2000         1999         1998
                                         ----------   ----------   ----------
Revenues:
   Leawood Fountain Plaza                $    354.3   $    359.7   $    307.9
   Tower Industrial                           222.9        203.2        202.2
   Countryside Office Park                  1,545.3      1,220.6      1,025.4
   Northeast Commerce Center                  456.5        409.7        692.1
   NorthCreek Office Park                   1,445.4      1,509.1      1,377.3
                                         ----------   ----------   ----------
                                         $  4,024.4   $  3,702.2   $  3,604.9
                                         ==========   ==========   ==========

     (In Thousands)                        2000          1999          1998
                                       -----------   -----------   -----------

Operating profit (loss):
   Leawood Fountain Plaza              $      58.4   $      92.2   $      43.6
   Tower Industrial                           95.4          84.7          93.5
   Countryside Office Park                   409.8         (10.5)         36.5
   Northeast Commerce Center                (199.5)       (214.0)        (31.3)
   NorthCreek Office Park                    214.3         343.9         178.2
                                       -----------   -----------   -----------
                                       $     578.4   $     296.3   $     320.5
                                       ===========   ===========   ===========
Capital expenditures:
   Leawood Fountain Plaza              $      35.9   $      33.6   $      36.1
   Tower Industrial                         --             192.8        --
   Countryside Office Park                    71.1         128.9         138.0
   Northeast Commerce Center                 408.0         219.2        --
   NorthCreek Office Park                    111.4          44.5         115.0
                                       -----------   -----------   -----------
                                       $     626.4   $     619.0   $     289.1
                                       ===========   ===========   ===========
Depreciation and amortization:
   Leawood Fountain Plaza              $      60.6   $      69.2   $      90.8
   Tower Industrial                           43.5          45.2          41.6
   Countryside Office Park                   186.4         137.3         151.8
   Northeast Commerce Center                 234.2         192.4         265.4
   NorthCreek Office Park                    311.8         307.4         359.3
                                       -----------   -----------   -----------
                                       $     836.5   $     751.5   $     908.9
                                       ===========   ===========   ===========
Assets:
   Leawood Fountain Plaza              $     332.5   $     946.8
   Tower Industrial                        1,334.4         985.9
   Countryside Office Park                 2,284.3       3,126.2
   Northeast Commerce Center               2,444.2       3,512.7
   NorthCreek Office Park                  6,001.0       6,410.5
                                       -----------   -----------
                                       $  12,396.4   $  14,982.1
                                       ===========   ===========

Reconciliations of segment data to the Partnership's consolidated data follow:

     (In Thousands)                        2000          1999        1998
                                       -----------   ----------- -----------
Revenues:
   Segments                            $   4,024.4   $   3,702.2 $   3,604.9
   Corporate and other                        46.2          25.8        75.7
                                       -----------   ----------- -----------
                                       $   4,070.6   $   3,728.0 $   3,680.6
                                       ===========   =========== ===========
Net income:
   Segments operating profit           $     578.4   $     296.3 $     320.5
   Other income (expense)                     46.2          25.8        75.7
   General and administrative expenses      (125.1)       (257.2)      (32.1)
                                       -----------   ----------- -----------
                                       $     499.5   $      64.9 $     364.1
                                       ===========   =========== ===========

     (In Thousands)                        2000          1999        1998
                                       -----------   ----------- -----------
Depreciation and amortization:
   Segments                            $     836.5   $     751.5 $     908.9
   Corporate and other                      --              14.5      (153.5)
                                       -----------   ----------- -----------
                                       $     836.5   $     766.0 $     755.4
                                       ===========   =========== ===========
Assets:
   Segments                            $  12,396.4   $  14,982.1
   Corporate and other                     4,100.4       1,126.5
                                       -----------   -----------
                                       $  16,496.8   $  16,108.6
                                       ===========   ===========

                        NOONEY INCOME FUND LTD. II, L.P.
                        --------------------------------
                             (A Limited Partnership)


                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                 -----------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------



                                     Balance at    Additions and
                                      Beginning   Charges to Costs                  Balance at
           Description               of Period      and Expenses     Write-offs     End of Period
           -----------               ----------   ----------------   ----------     -------------

December 31, 2000-  Allowance for
   doubtful accounts                  $273,506       $ 35,937        $ 16,720         $326,163

December 31, 1999-  Allowance for
   doubtful accounts                   255,409         58,564         (40,467)         273,506

December 31, 1998-  Allowance for
   doubtful accounts                   233,702         44,308         (22,601)         255,409



For the years ending December 31, 2000, 1999 and 1998, additions and write-offs include activity relating to outstanding tenants based receivables where it has been determined such receivables are likely to be uncollectible, therefore resulting in entries to allow for doubtful accounts.

                        NOONEY INCOME FUND LTD. II, L.P.
                        --------------------------------
                             (A Limited Partnership)


             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
             -------------------------------------------------------

                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      ------------------------------------

                 Column A                               Column B                 Column C                    Column D
                 --------                               --------                 --------                    --------

                                                                         Initial Cost to Partnership           Costs
                                                                   --------------------------------------   Capitalized
                                                                               Buildings and               Subsequent to
                                                      Encumbrances    Land      Improvements    Total      Acquisition(1)
                                                      ------------ ------------ ------------ ------------  ------------
Leawood Fountain Plaza Office Complex (24% undivided
   interest), Leawood, Kansas                         $      --    $   318,962  $ 1,991,417  $ 2,310,379  $  (578,051)
Tower Industrial Building, Mundelein, Illinois               --        193,744    1,042,076    1,235,820      195,588
NorthCreek Office Park, Cincinnati, Ohio                     --        338,850    4,639,617    4,978,467    3,722,430
Northeast Commerce Center, Cincinnati, Ohio                  --        199,361    2,784,317    2,983,678    2,209,539
Countryside Office Park, NorthCreek Office Park and
   Northeast Commerce                                   6,756,201         --           --           --           --
                                                      -----------  -----------  -----------  -----------  -----------
                                                        6,756,201    1,050,917   10,457,427   11,508,344    5,549,506
Countryside Office Park, Palatine, Illinois                  --        623,919    4,302,911    4,926,830     (935,862)
                                                      -----------  -----------  -----------  -----------  -----------
           Total                                      $ 6,756,201  $ 1,674,836  $14,760,338  $16,435,174  $ 4,613,644
                                                      ===========  ===========  ===========  ===========  ===========


                                                                      Column E
                                                                      --------

                                                               Gross Amount of Which
                                                             Carried at Close of Period
                                                      ----------------------------------------
                                                                   Buildings and
                                                          Land     Improvements     Total
                                                      ------------ ------------  -----------

Leawood Fountain Plaza Office Complex (24% undivided
   interest), Leawood, Kansas                         $   318,962  $ 1,413,366  $ 1,732,328
Tower Industrial Building, Mundelein, Illinois            193,744    1,237,664    1,431,408
NorthCreek Office Park, Cincinnati, Ohio                1,370,100    7,330,797    8,700,897
Northeast Commerce Center, Cincinnati, Ohio               736,051    4,457,166    5,193,217
Countryside Office Park, NorthCreek Office Park and
   Northeast Commerce                                        --           --           --
                                                      -----------  -----------  -----------
                                                        2,618,857   14,438,993   17,057,850
Countryside Office Park, Palatine, Illinois             1,356,419    2,634,549    3,990,968 (2)
                                                      -----------  -----------  -----------
           Total                                      $ 3,975,276  $17,073,542  $21,048,818
                                                      ===========  ===========  ===========


                                                        Column F      Column G      Column H      Column I
                                                        --------      --------      --------      --------

                                                                                                Life on Which
                                                                                                Depreciation
                                                                                                  in Latest
                                                                                                Statement of
                                                       Accumulated   Date of         Date       Operations is
                                                      Depreciation   Construction   Acquired      Computed
                                                      ------------  ------------  ------------  ------------

Leawood Fountain Plaza Office Complex (24% undivided
   interest), Leawood, Kansas                         $  982,344     1982-1983       2/20/85       30 years
Tower Industrial Building, Mundelein, Illinois           528,048        1974         3/20/86       30 years
NorthCreek Office Park, Cincinnati, Ohio               2,597,643     1984-1986       12/29/86      30 years
Northeast Commerce Center, Cincinnati, Ohio            1,539,518        1985         12/29/86      30 years
                                                       ---------
                                                       5,647,553
Countryside Office Park, Palatine, Illinois            1,186,763 (2)
                                                      ----------
           Total                                      $6,834,316
                                                      ==========

(1) Amounts shown are net of assets written-off and the following writedowns to reflect appraised values:

    Leawood Fountain Plaza Office Complex             $   754,000
    NorthCreek Office Park                                484,000
    Northeast Commerce Center                             761,000
    Countryside Office Park                             3,256,000

(2) Amount is shown net in the financial statements $2,804,205.

                 (Continued on following page)

                        NOONEY INCOME FUND LTD. II, L.P.
                        --------------------------------
                             (A Limited Partnership)


             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
             -------------------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------


                                                      2000           1999           1998
                                                  ------------   ------------   ------------
(A) Reconciliation of amounts in Column E:

     Balance at beginning of period               $ 20,604,154   $ 20,130,482   $ 19,981,023
     Add-  Cost of improvements                        626,415        618,970        289,092
     Less-  Cost of disposals                         (181,751)      (145,298)      (139,633)
                                                  ------------   ------------   ------------
     Balance at end of period                     $ 21,048,818   $ 20,604,154   $ 20,130,482
                                                  ============   ============   ============

(B) Reconciliation of amounts in Column F:

     Balance at beginning of period               $  6,289,628   $  5,757,725   $  5,236,483
     Add-  Provision during the period                 726,439        677,201        660,875
     Less-  Depreciation on disposals                 (181,751)      (145,298)      (139,633)
                                                  ------------   ------------   ------------
     Balance at end of period                     $  6,834,316   $  6,289,628   $  5,757,725
                                                  ============   ============   ============
(C)  The aggregate cost of real estate owned for
       federal income tax purposes                $ 26,303,818   $ 25,859,154   $ 25,385,482
                                                  ============   ============   ============